Exhibit 99.1

Wright Express Reports First Quarter 2011 Financial Results

Revenue and Earnings Exceed Guidance; Raises Full-Year Outlook

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--May 4, 2011--Wright Express Corporation (NYSE: WXS), a leading provider of value-based payment processing and information management solutions, today reported financial results for the three months ended March 31, 2011.

First Quarter Financial Results

Total revenue for the first quarter of 2011 increased 43% to $120.1 million from $83.8 million for the first quarter of 2010. Net income to common shareholders on a GAAP basis was $12.1 million, or $0.31 per diluted share, compared with $18.6 million, or $0.48 per diluted share, for the first quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the first quarter of 2011 increased 23% to $29.2 million, or $0.75 per diluted share, from $23.7 million, or $0.61 per diluted share, for the year-earlier period.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the first quarter of 2011, the Company's GAAP financial results include an unrealized $20.8 million pre-tax, non-cash, mark-to-market loss on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“We are off to a great start for 2011 driven by strong performance in both our fleet and other payment solutions segments as we build off the momentum we experienced last year. During the quarter, corporate purchase card volume increased 68%, which drove an associated revenue gain of 80%. In addition, while maintaining low attrition and credit loss rates through our ongoing focus on customer service, we saw domestic payment processing transaction volume grow 6%. We were also pleased to see our recently acquired Australian businesses continue to perform as we expected. Moreover, higher fuel prices contributed to our results during the quarter. The strength we are seeing across our business underscores our continued positive outlook for the business for 2011 and beyond,” Michael Dubyak, Chairman, President and Chief Executive Officer commented.

First Quarter 2011 Performance Metrics

Where applicable, the performance metrics listed below include activity from the Company’s Australian fuel business (Wright Express Australia) acquired September 14, 2010.

  Average number of vehicles serviced worldwide was approximately 5.4 million, an increase of 21% from the first quarter of 2010.
  Total fuel transactions processed increased 14% from the first quarter of 2010 to 70.3 million. Payment processing transactions increased 14% to 56.0 million; transaction processing transactions increased 13% to 14.3 million.
  Average expenditure per domestic payment processing transaction increased 25% from the first quarter of 2010 to $69.83.
  Domestic retail fuel price increased 22% to $3.38 per gallon from $2.76 per gallon in the first quarter of 2010.
  Total corporate card purchase volume grew 68% to $1.4 billion, from $853 million for the first quarter of 2010.

Financial Guidance and Assumptions

“Given the strong results during the first quarter, we are increasingly confident in our ability to deliver solid performance as we head into the second quarter. We are raising our guidance for the full-year 2011 to reflect the strength we saw during the first three months of the year, coupled with higher fuel prices, a lower tax rate and a stronger Australian dollar,” said Steve Elder, Senior Vice President and Chief Financial Officer.

  For the second quarter of 2011, Wright Express expects revenue in the range of $132 million to $137 million and adjusted net income in the range of $33 million to $35 million, or $0.83 to $0.89 per diluted share.
  For the full year 2011, the Company expects revenue in the range of $533 million to $553 million and adjusted net income to be in the range of $132 million to $140 million, or $3.40 to $3.60 per diluted share.

Second quarter 2011 guidance is based on an assumed average U.S. retail fuel price of $3.86 per gallon, and approximately 38.9 million shares outstanding. Full-year 2011 guidance is based on an assumed average U.S. retail fuel price of $3.67 per gallon and approximately 38.9 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. We are assuming the exchange rate of the Australian dollar will remain at the current premium to the US dollar for the remainder of the year.

The Company's guidance also assumes that second quarter 2011 domestic fleet credit loss will range from 9 to 14 basis points, and that domestic fleet credit loss for full year 2011 will range from 13 to 18 basis points.

The Company's guidance does not reflect the impact of any stock repurchases that may occur in 2011. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the first quarters of 2011 and 2010.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2011. This table is presented as Exhibit 2.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, May 4, 2011, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The Company's fleet, corporate, and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company's subsidiaries include Wright Express Financial Services, Pacific Pride and Wright Express International, including Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 870 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: earnings guidance; assumptions underlying the Company's financial guidance; management’s expectations for 2011 and beyond performance; and, confidence in future performance. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: the Company’s failure to successfully integrate the businesses it has acquired; the failure to successfully expand business internationally; fuel price volatility; the impact of foreign exchange rates on the Company's operations, revenue and income; the Company's failure to maintain or renew key agreements; failure to expand the Company's technological capabilities and service offerings as rapidly as the Company's competitors; the actions of regulatory bodies, including bank and securities regulators, or possible changes in banking and derivatives regulations impacting the Company's industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2010, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2011 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2011	2010

Revenues
Fleet payment solutions	$98,534	$73,410
Other payment solutions	21,556	10,436
Total revenues	120,090	83,846

Expenses
Salary and other personnel	25,694	19,620
Service fees	13,010	7,594
Provision for credit losses	5,659	5,911
Technology leasing and support	3,934	2,824
Occupancy and equipment	3,265	2,044
Depreciation and amortization	10,969	5,873
Operating interest expense	1,278	1,442
Cost of hardware and equipment sold	1,051	543
Other	9,058	5,802

Total operating expenses	73,918	51,653

Operating income	46,172	32,193

Financing interest expense	(2,439)	(726)
Gain on foreign currency transactions	488	—
Net realized and unrealized losses on fuel price derivatives	(25,175)	(1,780)

Income before income taxes	19,046	29,687

Provision for income taxes	6,931	11,133

Net income	12,115	18,554

Changes in available-for-sale securities, net of tax effect
of $(7) in 2011 and $18 in 2010	(12)	34
Changes in interest rate swaps, net of tax effect
of $41 in 2011 and $(69) in 2010	70	(117)
Foreign currency translation, net of tax effect of $37 in 2011
and $0 in 2010	7,683	(198)

Comprehensive income	$19,856	$18,273

Earnings per share:
Basic	$0.31	$0.48
Diluted	$0.31	$0.48

Weighted average common shares outstanding:
Basic	38,516	38,334
Diluted	38,872	39,122

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$35,862	$18,045
Accounts receivable (less reserve for credit losses of $9,276 in 2011 and $10,237 in 2010)	1,418,623	1,160,482
Available-for-sale securities	10,712	9,202
Property, equipment and capitalized software (net of accumulated depreciation of
$93,741 in 2011 and $88,970 in 2010)	61,230	60,785
Deferred income taxes, net	163,562	161,156
Goodwill	554,162	537,055
Other intangible assets, net	124,096	124,727
Other assets	28,879	26,499

Total assets	$2,397,126	$2,097,951

Liabilities and Stockholders' Equity
Accounts payable	$552,869	$379,855
Accrued expenses	44,639	41,133
Income taxes payable	5,393	3,638
Deposits	657,823	529,800
Borrowed federal funds	—	59,484
Fuel price derivatives, at fair value	31,695	10,877
Revolving line-of-credit facilities and term loan	413,100	407,300
Other liabilities	6,568	6,712
Amounts due under tax receivable agreement	100,145	100,145

Total liabilities	1,812,232	1,538,944

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,180 in 2011
and 41,924 in 2010 shares issued; 38,693 in 2011 and 38,437 in 2010 shares outstanding	422	419
Additional paid-in capital	138,611	132,583
Retained earnings	511,882	499,767
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	80	92
Net unrealized loss on interest rate swaps	(298)	(368)
Net foreign currency translation adjustment	35,564	27,881

Accumulated other comprehensive income	35,346	27,605

Less treasury stock at cost, 3,566 shares in 2011 and 2010	(101,367)	(101,367)

Total stockholders' equity	584,894	559,007

Total liabilities and stockholders' equity	$2,397,126	$2,097,951

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2011	2010

Cash flows from operating activities
Net income	$12,115	$18,554
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Fair value change of fuel price derivatives	20,818	6,820
Stock-based compensation	2,260	1,545
Depreciation and amortization	12,203	6,030
Deferred taxes	507	7,073
Provision for credit losses	5,659	5,911
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(262,024)	(110,802)
Other assets	(2,899)	2,497
Accounts payable	171,689	74,950
Accrued expenses	(6,424)	(6,021)
Income taxes	1,744	(424)
Other liabilities	(176)	187

Net cash (used for) provided by operating activities	(44,528)	6,320

Cash flows from investing activities
Purchases of property and equipment	(6,423)	(6,663)
Purchases of available-for-sale securities	(1,761)	(39)
Maturities of available-for-sale securities	233	613
Acquisition of ReD - adjustment, net of cash acquired	429	—
Acquisition of rapid!, net of earn out	(8,081)	—

Net cash used for investing activities	(15,603)	(6,089)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	3,008	582
Repurchase of share-based awards to satisfy tax withholdings	(1,540)	(955)
Proceeds from stock option exercises	2,300	1,017
Net change in deposits	128,018	(17,054)
Net change in borrowed federal funds	(59,484)	4,880
Net change in revolving line-of-credit facility	5,800	(15,600)

Net cash provided by (used for) financing activities	78,102	(27,130)

Effect of exchange rate changes on cash and cash equivalents	(154)	(30)

Net increase (decrease) in cash and cash equivalents	17,817	(26,929)
Cash and cash equivalents, beginning of period	18,045	39,304

Cash and cash equivalents, end of period	$35,862	$12,375

Supplemental cash flow information
Interest paid	$3,281	$1,317
Income taxes paid	$1,656	$3,904
Conversion of preferred stock shares and accrued preferred dividends to common stock shares	$—	$10,004

Significant non-cash transaction
Acquisition of rapid! – estimated earn out	$10,000	$—

See notes to condensed consolidated financial statements.

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Income
First Quarter 2011 and 2010
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2011	2010

Adjusted net income (Non-GAAP)	$29,166	$23,674
Unrealized losses on fuel-price derivatives	(20,818)	(6,820)
Amortization of acquired intangible assets	(5,565)	(1,372)
Tax impact	9,332	3,072

Net income (GAAP basis)	$12,115	$18,554

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics
(Including Wright Express Australia beginning with Q4 2010)

	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	56,038	57,343	54,764	52,866	49,118
Gallons per payment processing transaction	20.1	20.0	20.6	20.5	20.2
Payment processing gallons of fuel (000s)	1,127,019	1,148,580	1,130,067	1,081,238	993,935
Average US fuel price (US$ / gallon)	$3.38	2.96	2.78	2.87	2.76
Average Australian fuel price (US$ / gallon)	$5.32	4.64
Payment processing $ of fuel (000s)	$3,913,085	3,496,944	3,146,221	3,105,194	2,740,701
Net payment processing rate	1.68%	1.73%	1.78%	1.75%	1.78%
Fleet payment processing revenue (000s)	$65,655	60,411	55,864	54,468	48,713

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$1,435,965	1,214,704	1,310,666	1,036,144	852,631
Net interchange rate	1.01%	1.01%	1.03%	1.07%	1.06%
MasterCard payment processing revenue (000s)	$14,563	12,318	13,529	11,136	9,051

Notes:
Wright Express Australia, which was acquired on Sept 14, 2010, provided an additional $698,000 of fleet payment processing revenues in the third quarter of 2010, which is not included in the third quarter fleet payment processing revenue shown above.

Definitions and explanations:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

CONTACT:
Wright Express
News media contact:
Jessica Roy, 207.523.6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Steve Elder, 207.523.7769
Steve_Elder@wrightexpress.com